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                                                                  Exhibit 99.1

  MINNEAPOLIS, April 27 /PRNewswire/ -- G&K Services, Inc. (Nasdaq: GKSRA) announced today it has signed an agreement to sell 10 processing facilities and related branches to Tartan Textile Services, an affiliate of Aurora Capital Partners. The transaction includes seven of the nine linen rental plants acquired by G&K from National Linen Services (NLS), a division of National Service Industries, in July 1997. Another of the linen plants was sold separately last January. The Company announced its intention to divest the linen operations acquired from NLS at the time of the acquisition. The sale also includes three of the 20 uniform rental facilities acquired from NLS.

   The Company expects to realize approximately $81 million from the transaction, which includes $75 million for the operating assets to be acquired by Tartan and $6 million from the liquidation of working capital used in the businesses being sold. The Company earlier received $2.6 million from the facility sold separately in January.

   The transaction, which is subject to customary post-closing adjustments, is expected to be completed shortly. Proceeds from the sale will be used to reduce the Company's $333 million outstanding debt. The transaction has been approved by the boards of directors of both companies, and is subject to the satisfaction of various closing conditions.

   The transaction with Tartan Textile Services will complete the sale of eight of the nine linen facilities acquired from NLS. G&K is continuing to market the remaining linen facility. "After nine months of negotiations with various interested parties, we were able to sell these facilities to a single buyer who intends to continue the operation of these businesses," said Richard Fink, chairman of G&K Services. "The purchase price for these assets is consistent with the values we assigned to them, and we have been able to accomplish this sale within our projected time frame."

   In addition to seven linen facilities, three uniform rental plants are part of the Tartan Textile Services transaction. "In evaluating our business opportunities, we determined that three NLS uniform rental plants located in western Texas and West Virginia serve markets which are not consistent with our current strategic needs," said Fink.

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   "We are very pleased with this transaction," he added.  "It will help us focus our efforts more intensively on the development of the remaining uniform plants we acquired, as well as to achieve a substantial reduction in our debt level."

   Statements in this press release which are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. The statements regarding the sale of assets reflect management's best judgment at the time of issuance, but readers are reminded that not all expectations will, in fact, come to pass, and that all such statements are qualified in their entirety by cautionary statements contained in the most current SEC Form 10-Q.

   G&K Services is one of North America's largest suppliers of corporate uniform programs. The Company provides services in the United States and Canada from over 125 locations.


   /CONTACT: Richard M. Fink, Chairman, 612-912-5500, or Timothy W. Kuck, CFO, 612-912-5500, both of G&K Services; or Michael Rosenbaum or Leslie Hunziker, General Info, or Suzy Lynde, Analysts, 312-266-7800, all of the Financial Relations Board/